Exhibit 16.1

July 16, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by PRA Global Holdings, Inc. under the heading “Change in Accounting Firm Relationships”, in this registration statement on Form S-1 and we agree with the statements concerning our Firm under that heading.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP